Exhibit 1A.6B

CELL OWNER AGREEMENT

entered into by and between

THE SUN EXCHANGE (SA) BEWIND TRUST

(hereinafter “Sun-Ex”)

and

ENERGEA PORTFOLIO 3 AFRICA LLC

(hereinafter the “Cell Owner”)

This Cell Owner Agreement (this “Cell Owner Agreement”) is entered into between Sun-Ex and Energea Portfolio 3 Africa LLC, a limited liability company organized under the laws of Delaware in the United States (the “Solar Cell Owner”), authorising Sun-Ex to facilitate the purchase and lease of their Solar Cells on their behalf (each, a “Party”). This Agreement becomes binding on both Parties on the date the last Party affixes its signature hereto (“Effective Date”). In signing this Cell Owner Agreement, the Cell Owner also agrees to the terms and conditions as contained Terms of Service as published on the Website (“Terms of Service”).

RECITALS

Sun-Ex has arranged for the design, procurement and installation of a solar energy project with an estimated nameplate capacity of approximately 510.3 kWp DC (the “Project”), to be located at 1 Cascade Road, Marondera, Zimbabwe (the “Site”) and leased to PICK IT FRESH as per the Project Lease, or such other Person with whom Sun-Ex may conclude a Project Lease (the “Consumer”).

The Solar Cell Owner will own one or more silicon Solar Cells to be purchased by Sun-Ex or its Nominee for and on behalf of Solar Cell Owners from an EPC, which Solar Cells will be contained within the solar modules of the Project (“Solar Cells”). The details in respect of the number of Solar Cells purchased by the Solar Cell Owner is included in Schedule C hereto, together with such other relevant information provided for in such schedule. Sun-Ex or its Nominee intends to lease the Solar Cells for and on behalf of the Solar Cell Owners, together with the Solar Equipment, to the Consumer under an operating Project Lease for a term matching the Term (the “Project Lease”) and the Solar Cell Owners intend mandating Sun-Ex with full power of attorney to do so pursuant to this Cell Owner Agreement. Sun-Ex shall notify the Solar Cell Owner in writing of the commencement of the Project Lease on the Commercial Operation Date, which notification shall be provided no later than seven days after the Commercial Operation Date.

As the owner of the property on which the Project is located, alternatively as duly authorized by a representative of the owner of the property, the Consumer possesses the Real Property Interest, alternatively has full authority and consent from the owner, and has secured the right to place the Project on the Site.

1 Definitions. Certain terms are defined in Schedule B.

2 Authority and Mandate. Solar Cell Owner hereby nominates, mandates and appoints Sun-Ex as its representative with full power of attorney and authority to procure such number of Solar Cells secured by the Solar Cell Owner during a Crowdsale, to enter into the Project Lease, and to do all such things necessary to implement the Project Lease and give effect to the terms thereof as well as the terms of this Cell Owner Agreement. Without detracting from the generality of the aforegoing, Sun-Ex shall irrevocably be authorised to perform all such acts and take all such steps as contemplated by this Cell Owner Agreement on behalf of the Solar Cell Owner. The Solar Cells and related rights and assets constituting the Solar Cells shall automatically become subject to this Cell Owner Agreement upon the Crowdsale End.

3 Delivery; Title. Solar Cell Owner shall automatically deliver possession of the Solar Cells to Sun-Ex or its Nominee upon the delivery of the Project, free of all title defects and Encumbrances, to Sun-Ex or its Nominee by the EPC upon final completion and installation of the Project (the “EPC Delivery Date”). Solar Cell Owner shall take title of the Solar Cells on the EPC Delivery Date and shall retain title to the Solar Cells subject to the terms and conditions of this Cell Owner Agreement.

4 Limitation on Encumbrance. Solar Cell Owner shall not in any way encumber the Solar Cells or its rights under this Cell Owner Agreement.

5 Early Termination.

5.1 If this Cell Owner Agreement is terminated pursuant to Section 29.3, the Agency Termination Payment shall be applied:

5.1.1 first, to pay Sun-Ex the anticipated costs of decommissioning of the Project and terminating this Cell Owner Agreement and outstanding Project Expenses; and

5.1.2 second, pro-rata and in the ratio of 99% to the Solar Cell Owner and 1% to Sun-Ex.

5.2 Sun-Ex shall not have any liability to Solar Cell Owner if the Agency Termination Payment is not received.

6 Solar Cell Owner Rental.

6.1 On each Calculation Date and with respect to each Calculation Period set forth in Schedule A, Sun-Ex (or Nominee) shall calculate the Solar Cell Owner Rental in Project Currency as follows:

6.1.1 Sun-Ex or Nominee shall calculate Consumer Rental Due according to the terms of Schedule A;

6.1.2 Sun-Ex or Nominee shall calculate the Available Rental, which shall be the balance of the Consumer Rental Escrow Account after deduction of Project Expenses.

6.1.3 Sun-Ex or Nominee shall calculate project expenses as of the end of each Calculation Period (the Project Expenses). Project Expenses shall include all scheduled and unscheduled costs, expenses and fees associated with Project operation, management and maintenance, including any escalations and increases in respect of such costs, fees and expenses. For the avoidance of doubt, Project Expenses may include legal and other costs associated with; the Project operation, management and maintenance, Project Lease and maintenance of the Real Property Interest, including but not limited to all management fees and service provider fees and expenses. Consumer Rental received in the Consumer Rental Escrow Account shall be applied:

first, to pay any taxes, license fees to utilities, and other government fees required to legally operate the Project,

second, to pay the Project’s insurance premiums,

third, to pay fees and expenses of EPC and O&M for services rendered in the particular period or to other parties providing services to the Project, including in relation to services outsourced to or performed by any third party in relation to the maintenance, management, repair and/or operation of the Project;

fourth, to reserve accounts, if any, established at the discretion of Sun-Ex, for regular or extraordinary O&M services as specified in the Project Lease; and

fifth, to pay fees, expenses and associated transaction fees to Sun-Ex and/or its Nominee as the Solar Cell Owners’ rental agent.

6.1.4 For each Calculation Period commencing on or after the Commercial Operation Date, Solar Cell Owner Rental shall be Ownership Percentage multiplied by the lesser of Available Rental and Consumer Rental Due. For the avoidance of doubt, in any Calculation Period, the Solar Cell Owner Rental shall not exceed the Ownership Percentage of the Available Rental.

6.2 If any Project Expenses remain unpaid after calculation of Solar Cell Owner Rental, they shall be carried forward to subsequent Calculation Periods.

6.3 Nothing in this Agreement shall be interpreted as in any manner or form restricting Sun-Ex or its Nominee from outsourcing any function or obligation which it may have pursuant to this Cell Owner Agreement to a third-party service provider or other entity, the fees and expenses of which shall form part of the Project Expenses.

6.4 The provisions of clause 6.1 to 6.3 above shall, where applicable, also apply to Consumer Rentals paid by the Consumer for Early Energy consumed.

7 Manner of Payment.

7.1 All amounts that Sun-Ex is required to pay to Solar Cell Owner hereunder shall be credited to Solar Cell Owner’s Accounts in Project Currency within 5 Business Days of such amounts becoming payable in terms of this Cell Owner Agreement. Such amounts shall be held at the Consumer Rental Escrow Account until paid.

7.2 Solar Cell Owner may provide Sun-Ex with Standing Instructions for alternative settlement of the Project Currency other than to its Accounts, and may update such account information from time to time. All processing and transaction fees and expenses related to their respective Standing Instructions shall be deducted from amounts so requested and paid to Solar Cell Owner.

7.3 Sun-Ex may implement a Project Distributed Automated Organization (“DAO”), block-chain Smart Contract, or other fully or semi-automated means, to perform the calculations in Section 6, to collect Consumer Rental, and to pay Solar Cell Owner Rental per this Section;

7.4 Sun-Ex may defer payment during a Force Majeure event;

7.5 If a foreign exchange Disruption Event occurs such that Solar Cell Owner Rental cannot be paid in the Project Currency, Sun-Ex will endeavor to settle Solar Cell Owner Rental obligations with a Non-Deliverable Substitute currency.

8 Offset. This Cell Owner Agreement shall not terminate, nor shall Sun-Ex have the right to terminate this Cell Owner Agreement, nor save for as provided in this Cell Owner Agreement, shall Sun-Ex be entitled to apply any set-off, abatement or reduction of any Solar Cell Owner Rental, nor shall Sun-Ex’s obligations hereunder be affected, due to any Solar Cell Owner’s default hereunder or under any other agreement between Solar Cell Owner and Sun-Ex. Nothing herein shall preclude Sun-Ex from pursuing or realizing upon its other remedies at law or in equity by reason of any default hereunder by Solar Cell Owner.

9 No Default Rate of Interest. Solar Cell Owner Rental not paid on the date when due shall not bear interest.

10 Operations and Maintenance. Pursuant to any Operations and Maintenance Agreement, the EPC and the O&M shall perform all Project operations and equipment maintenance, including registration of all applicable warranty terms for Solar Cells and Solar Equipment. Solar Cell Owner shall be severally and on a pro rata basis (based on the Ownership Percentage) responsible for all expenses incurred in connection with the operation and maintenance of the Project, including services provided for under any Operations and Maintenance Agreement and in connection with extraordinary operations and maintenance services that Sun-Ex orders, in its sole discretion, to maintain the Project’s performance and value. Such Solar Cell Owner liabilities shall be Project Expenses and shall be paid to Sun-Ex solely from Consumer Rentals.

11 Taxes. Sun-Ex shall not be obligated to pay any income tax, tax on capital, estate, succession, inheritance, transfer or similar taxes of Solar Cell Owner or any franchise tax imposed upon the Project or the Solar Cell Owner or any income, profits or revenue tax, assessment or charge imposed upon the Solar Cell Owner Rentals or any other payment or other benefit received by Solar Cell Owner under this Cell Owner Agreement or under the Project Lease, by any Governmental Authority. To the extent that Sun-Ex maintains reserves for replacements or escrows for insurance and taxes, such amounts shall be deducted from Available Rental as Project Expenses, provided that nothing herein shall affect Sun-Ex’s obligation to pay such expenses hereunder. Sun-Ex will furnish to Solar Cell Owner, upon request, proof of payment of all items referred to in this Section, including proof of payment of any Impositions and insurance premiums promptly after demand therefor. Solar Cell Owner will not be entitled to be refunded for any VAT expense which was successfully recouped from any Governmental Authority. Sun-Ex shall be entitled to utilise any amounts so recouped to defray any Project Expenses.

12 Impositions.

12.1 Solar Cell Owner shall on a pro rata and several basis (based on the Ownership Percentage) reimburse Sun-Ex for the payment of all Impositions. Such Impositions shall be Project Expenses and shall be reimbursed solely from Consumer Rentals.

12.2 Sun-Ex, in its own name or in the name of Solar Cell Owner, may contest the validity or amount of any Impositions, in which event Sun-Ex may (i) make such payment under protest or (ii) if postponement of such payment during the pendency of such contest will not jeopardize or result in an Encumbrance upon Solar Cell Owner’s or Sun-Ex’s title to the Solar Cells or Solar Equipment, or subject Solar Cell Owner or Sun-Ex to the risk of any criminal liability or civil penalty, Sun-Ex may postpone the same until the contest is decided. Each Party shall use its best reasonable efforts to assist any other Party in any such proceeding to contest the validity or amount of any Impositions. Sun-Ex, after paying Impositions on behalf of Solar Cell Owner, shall be entitled to recover, receive and retain for its own benefit all abatements and refunds of such Impositions to the extent that it has not been reimbursed for such Impositions as Project Expenses deducted from Consumer Rentals. Nothing contained in this Section, however, shall be construed to allow any such contested Impositions to remain unpaid for a length of time which would permit the Project, or any part thereof including the Solar Cells, to be subject to an Encumbrance in favor of any Governmental Authority for the non-payment of such Impositions. Sun-Ex shall promptly furnish Solar Cell Owner with copies of all notices, appeals, pleadings, motions and orders in any proceedings commenced with respect to such contested Impositions. Solar Cell Owner shall, on a pro rata and several basis (base on the Ownership Percentage), save Sun-Ex harmless from all costs and expenses incurred on account of Sun-Ex’s participation in such proceedings or as a result of Sun-Ex’s failure to pay any Impositions or other related charges with respect to the Project (the “Proceeding Expenses”). Sun-Ex shall promptly furnish to Solar Cell Owner a copy of any notice of any Impositions received by Solar Cell Owner. The Proceeding Expenses shall be Project Expenses and shall be paid to Sun-Ex solely from Consumer Rentals.

13 Other Liabilities. Sun-Ex shall pay and discharge, when the same shall become due, all other amounts, liabilities and obligations which Sun-Ex assumes or agrees to pay or discharge hereunder, together with every fine, penalty, interest and cost which may be added for nonpayment or late payment thereof and which payment Sun-Ex has failed to make when due.

14 Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date:

14.1 Existence. Such Party, if a legal entity, is duly registered and established, validly existing and in good standing in the jurisdiction of its registration. Such Party has the full legal capacity and authority to enter into, execute, deliver and perform its obligations under this Cell Owner Agreement, and such Party, if a legal entity, has taken all requisite corporate or other governance steps to approve the execution, delivery and performance of this Cell Owner Agreement;

14.2 Binding Obligation. This Cell Owner Agreement and the Transaction Documents to which it is a party each constitute its legal, valid and binding obligation enforceable against such Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to creditors’ rights generally;

14.3 No Litigation. There is no litigation, action, proceeding or investigation pending or, to such Party’s knowledge, threatened before any court or other Governmental Authority by, against, affecting or involving any of its business or assets that would affect its ability to carry out the transactions contemplated herein;

14.4 Execution and Performance. Such Party’s execution and performance of this Cell Owner Agreement and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under, (i) any contract or agreement to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (ii) its governance and/or constitutional documents or (iii) any Legal Requirements;

14.5 Lawful Entry into Cell Owner Agreement. If this Cell Owner Agreement qualifies as a security in the jurisdiction of the Party’s organization, such Party confirms that it has procured all consents necessary consent and/or authority to enter into this Cell Owner Agreement and that such Party may lawfully do so, in compliance with the relevant laws and regulations governing the offering and sale of securities. ; and

14.6 No Brokers. Such Party has not retained or incurred any obligation to any broker.

15 Solar Cell Owner’s Representations and Warranties. Each Solar Cell Owner represents and warrants severally to Sun-Ex as of the EPC Delivery Date:

15.1 Solar Cells Ownership. Solar Cell Owner has the legal capacity to take ownership of its Solar Cells; and

15.2 No Consents. Except as have already been obtained, no consent, authorization, approval or permit of or from, or notice to or filing with, any Governmental Authority is required for Solar Cell Owner’s execution, delivery or compliance with this Cell Owner Agreement.

16 Representations and Warranties of Sun-Ex. Sun-Ex represents, warrants and covenants to Solar Cell Owner as of the Effective Date:

16.1 Business Name, Business Locations, Etc. Sun-Ex is a Private Company, and Sun-Ex’s location is 192 Main Road, Muizenberg, Cape Town, Republic of South Africa. The legal name of Sun-Ex is that specified on the signature page of this Cell Owner Agreement. The principal place of business of Sun-Ex and the place where Sun-Ex’s records are kept is its notice address as set forth herein;

16.2 The Site. The Site, as defined in the Real Property Interest agreement, describes a location or facility under the Consumer’s legal control and authority and without conflict to the title thereof;

16.3 Relocation Event

16.3.1 Sun-Ex may at any time during the Term request the Project to be moved to another Site.

16.3.2 Sun-Ex shall pay all reasonable costs associated with the removal and relocation of the Project. All contractors will be managed by Sun-Ex who will cover all reasonable costs incurred in the relocation. The Parties agree that the Cell Owner Agreement shall be amended so as to accurately reflect the new Site on which the relocated Project will be installed and all references to Site herein shall thereafter be considered to be references to the new Site on which the Project is installed.

16.4 Compliance with Laws. Sun-Ex is in compliance in all material respects with all applicable Laws and has not received any notice and, to its knowledge, is not the subject of any investigation to the effect that Sun-Ex is not in material compliance with any such applicable Law.

16.5 Generating Facility. The Project will be operated and maintained in accordance with (i) all applicable Laws, regulations, Legal Requirements and permits, (ii) all applicable manufacturers’ specifications and warranties, (iii) all requirements of the Project Documents, and (iv) the practices, standards and procedures customary in the photovoltaic power generation industry, including Prudent Industry Practices, except to the extent that noncompliance does not result in a Material Adverse Effect;

16.6 Delivery of Project Documents. To its best knowledge, Sun-Ex has delivered or made available to Solar Cell Owners copies of all material documents in its possession with respect to the construction, installation, financing, ownership, leasing, maintenance and operation of the Project and the factual statements contained in such documents, taken as a whole, are not materially misleading in light of the circumstances under which they are made, and Sun-Ex acknowledges that Solar Cell Owners have relied upon all such documents in connection with its decision to enter into the transactions contemplated by this Cell Owner Agreement;

16.7 Project Documents. Sun-Ex is not in default or breach in the performance, observance or fulfillment of any of the terms, conditions or provisions of any Project Document to which it is a party. Each such Project Document is in full force and effect and, to Sun-Ex’s knowledge, no event, condition or circumstance has occurred or exists, which currently or with the giving of notice, the lapse of time or both, would provide any party to any such Project Document with a right to terminate such Project Document;

16.8 Environmental. Sun-Ex has not received notification from any Governmental Authority of any potential, known or threat of release of any Hazardous Substance from the Project or (y) the incurrence of any expense or loss by any such Governmental Authority or by any other Person in connection with the assessment, containment or removal of any release or threat of release of any Hazardous Substances from the Project, and no Hazardous Substance was, to Sun-Ex’s knowledge, stored on, transported to or from or disposed of on the Site or Project except to the extent any such storage, transport or disposition was at all times in compliance with all Laws pertaining thereto. Any actions recommended to be taken which were contained in any environmental assessment reports prepared in conjunction with the development of the Project have been and shall be appropriately completed in a manner that fully complies with such recommendations and all Laws pertaining thereto;

16.9 No Use Restrictions. To the best of its knowledge, after making reasonable inquiries, installment and use of the Solar Cells and the Project will not be subject to any restrictions on use that would result in a Material Adverse Effect other than matters under applicable Law or as referenced in this Cell Owner Agreement;

16.10 Compliance with Laws. As at the Commercial Operation Date, the Solar Cells and the Project will not be in material violation of any applicable Law;

16.11 Licenses and Permits. All material licenses, permits and authorisations necessary for the conduct of Sun-Ex’s business as it is being conducted have been issued and are in full force and effect, and at the time of commencement of construction and installation all permits, consents, permissions and licenses required by all applicable Governmental Authorities for the construction and installation of the Solar Cells and the Project (not otherwise obtained or required by this Cell Owner Agreement to be obtained by Sun-Ex), and the Solar Cells and the Project conform and will conform in all material respects to all Legal Requirements;

16.12 Governmental Regulation. Sun-Ex is not and will not be subject to financial, organizational, rate or other utility type regulation as an “electric utility,” “electric service company,” “public utility” or as an “affiliate” of any of the foregoing, under the laws of any applicable Governmental Authority as a result of its proposed lease of the Solar Cells and its ownership and lease of the Project to the Consumer; and

16.13 Accuracy of Information. No information, exhibit, report, statement, certificate or other document furnished by Sun-Ex in connection with this Cell Owner Agreement or the Project Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made at the time such statements were made (other than any information that was corrected or updated in writing by a Third Party or representatives of Third Party prior to the Effective Date).

17 Indemnification.

17.1 General. Sun-Ex shall defend, indemnify and hold harmless the Solar Cell Owner from and against all liabilities, losses, damages, causes of action, suits, claims, demands, judgments, costs and expenses of any kind or any nature whatsoever (including remedial costs, environmental assessment costs, governmental compliance costs and reasonable expert’s and attorneys’ fees and expenses), known or unknown, foreseen or unforeseen, which may at any time be imposed upon, incurred by or asserted or awarded against the Solar Cell Owner arising from: any injury to or death of or claim of injury to or death of any person or any damage to or loss of or claim of damage to or loss of property on or at the Project. Solar Cell Owner shall give Sun-Ex prompt and timely notice of any claim made or suit instituted relating to any matter which in any way may result in indemnification pursuant to this Section. The foregoing indemnification shall not be construed as creating any rights in or conferring any rights to any third parties.

17.2 Environmental Indemnity. Sun-Ex shall defend, indemnify and hold the Solar Cell Owner harmless from and against all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and reasonable expenses (including court costs, expert’s and attorneys’ fees), arising from (i) a breach by Sun-Ex of its obligations under this Cell Owner Agreement with respect to Environmental Laws and (ii) the existence at the Site of any Hazardous Substance to the extent deposited, spilled or released by the Sun-Ex or an agent or contractor of the Sun-Ex.

17.3 Survival. The obligations of Sun-Ex under this Section shall survive the Term.

18 Repairs to the Solar Cells.

18.1 Maintenance and Repairs. Throughout the Term, as guided by Project Documents, and supported by Operations and Maintenance provider as appropriate, Sun-Ex shall (a) take good care of the Solar Cells, (b) keep the Solar Cells in good order and condition, (c) ensure Repairs are completed on a timely basis and (d) keep the Solar Cells in the condition required under, (i) the Transaction Documents, (ii) applicable Legal Requirements, (iii) the Real Property Interest, (iv) the requirements of any insurance policies required hereunder and (v) any manufacturer’s warranties. All Repairs shall be made according to industry best practices and pursuant to the Operations and Maintenance Agreement, and shall be at least equal in quality to the original equipment being repaired, and shall have a remaining useful life at least equal to such original improvements and shall be made in accordance with all Legal Requirements and all applicable warranties related to the Solar Cells. The necessity for or adequacy of Repairs shall be determined by Sun-Ex and shall be paid for by Solar Cell Owner severally and on a pro rata basis (based on the Ownership Percentage), regardless of the cause of the need for the Repair. Such expenses shall be Project Expenses and shall be paid to Sun-Ex solely from Consumer Rentals.

18.2 Repair Requirements. All Repairs and replacement parts used in connection with Repairs shall be (A) free of Encumbrances, (B) in compliance with the terms of any manufacturer’s warranties and (C) in as good operating condition as, and have a value, utility and remaining useful life equal to or better than the part being replaced (assuming such parts were in the condition and repair required by the terms hereof) so that in no material way will the Solar Cells not achieve at least the same fair market value and that no replacement parts shall change the Solar Cells such that it would (x) not be commercially feasible for the Solar Cells or any part thereof to be used by Solar Cell Owners or a Third Party upon return or (y) diminish the value, utility, residual value or remaining useful life of the Solar Cells.

18.3 Title to Replaced and Replacement Parts. All parts removed from the Solar Cells in connection with Repairs shall remain the property of Solar Cell Owner until they are replaced by parts that meet the requirements of this Section. Immediately upon any such replacement part becoming incorporated or installed in or attached to the Project, then without further act, (i) title to such replacement part shall vest in Solar Cell Owner and such replacement part shall be deemed part of the Project and subject to this Cell Owner Agreement, and (ii) title to any removed parts shall vest in Sun-Ex, free and clear of all Encumbrances but shall no long be deemed a part of the Project.

19 Alterations.

19.1 Alterations. Sun-Ex may, in its sole discretion, make alterations, additions or improvements that affect the Project or the Solar Cells. Any such Sun- Ex work that is conducted must be completed in a good and workmanlike manner and must not diminish the value, utility, remaining useful life or estimated residual value of the Solar Cells.

19.2 Disclosure of Plans and Specifications. Upon commencement of any Sun-Ex work, Sun-Ex shall make available to Solar Cell Owner copies of plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with such work.

19.3 Payment for Work. Sun-Ex shall make, or cause to be made, prompt payment of all monies due and legally owing to all Persons doing any work, furnishing any materials or supplies or renting any equipment to Sun-Ex or any of its contractors or subcontractors in connection with the reconstruction, furnishing, repair or operation of the Solar Cells and the Project. At the completion of such work, Sun-Ex shall obtain final lien waivers from all such Persons and make copies of the same available to Solar Cell Owner.

20 Insurance. Sun-Ex shall arrange and maintain such insurance coverages and amounts in form and amount consistent with the requirements of the Transaction Documents, and as required by the Project Documents.

21 Site Access. During the Term, Sun-Ex shall use reasonable efforts to ensure the Real Property Interest is maintained, and remains unencumbered, such that Sun-Ex may, according to the terms of the Real Property Interest, conduct all activities needed to fulfill its obligations.

22 Transfer, Assignment, Nomination. Sun-Ex may lease the Solar Cells to the Consumer, its successors or assigns. In addition, Sun-Ex shall be entitled, at its sole and absolute discretion, to cede, delegate, assign and/or make over all or any of its rights, interest and/or obligations in, to and under this Cell Owner Agreement or to nominate a Nominee in its place and stead who shall assume all or any of its rights and obligations pursuant to this Cell Owner Agreement in the place and stead of Sun-Ex, and, upon any such event, sun-Ex shall give Solar Cell Owner prompt written notice of any such transfer, assignment, delegation and/or nomination.

23 Compliance with Law. Sun-Ex shall perform all activities on or with respect to the Project in compliance in all material respects with Prudent Industry Practices, the Transaction Documents and applicable Legal Requirements. To the extent that Sun-Ex fails to promptly cure any such failure following notice from the Majority Owners, then the Majority Owners shall have the right to cause such activities to be performed as are required for the Project to remain in compliance. Amounts expended shall constitute Project Expenses.

24 Hazardous Substances. Sun-Ex shall not use any Hazardous Substances at the Site or in connection with the use or operation of the Solar Cells and the Project except to the extent reasonable or appropriate in the ordinary course of Sun-Ex’s business and in material compliance with all Environmental Laws.

25 Termination of Project Lease. At the termination of the Project Lease, the Solar Cell Owner shall, unless otherwise agreed or expressly provided for elsewhere herein to the contrary, have no entitlement to the return of the Solar Cells and Sun-Ex shall be entitled to either (i) enter into a new or extended lease agreement with the Consumer in respect of the Solar Cells, or (ii) sell the Solar Cells to the Consumer or a third party at the residual value thereof or, should neither of the foregoing alternatives occur, Sun-Ex shall be entitled to (iii) donate the Solar Cells to the Consumer or dispose of the Solar Cells.

26 EPC and Other Work. Sun-Ex will use commercially reasonable efforts to complete, or cause its agents to complete, EPC’s Work, and any other work associated with the Project and cause the same to be completed in a good and workmanlike manner, free and clear of all mechanics’, improvement or similar liens and shall equip the Project or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property. Sun-Ex shall, as soon as practicable following receipt or completion, and upon request by Solar Cell Owner, make available to Solar Cell Owner: (i) all required licenses and permits relating to the Solar Cells and the Project, if any (ii) evidence of the completion of any critical tests relating to the safety and functionality of the Solar Cells and the Project, (iii) evidence of the commencement of daily or regular electricity generation performance of each individual Solar Cell and the Project, and (iv) any other documentation necessary to establish that the Project Lease has commenced.

27 RECs or other incentives.

27.1 All renewable energy credits, incentives, green tags, carbon offset credits, utility rebates or other non-power attributes, pro rata in relation to the Ownership Percentage of the Cell Owner in relation the Project, are the property of and for the benefit of Solar Cell Owner, usable at its sole discretion. Solar Cell Owner shall have the exclusive right to enjoy and use all such benefits, pro rata in relation to its Ownership Percentage, whether such benefits exist now or in the future. Sun-Ex shall reasonably cooperate with Solar Cell Owner so that the Solar Cell Owner may claim any renewable energy credits, rebates, carbon offset credits or any other benefits from the Project, pro rata in relation to its Ownership Percentage. This may include, to the extent allowable by law, filing renewable energy/carbon offset credit registrations and/or applications for rebates from a governmental authority or a local utility and giving these renewable energy/carbon credits, rebates or other benefits to Solar Cell Owner. Any such steps shall however be and remain the responsibility of the Solar Cell Owner, mad the obligation of Sun-Ex shall only be to render such assistance as may reasonably be required from time to time.

27.2 Sun-Ex grant Solar Cell Owner a power of attorney to execute all documents and to take all other actions needed to enable Solar Cell Owner to obtain the benefits described in Section 27.1. This power, being coupled with an interest, is irrevocable and shall survive the termination of this Cell Owner Agreement.

28 Event of Abandonment; Project Lease Early Termination Event.

28.1 Upon an Event of Abandonment, early termination of the Project Lease or a change in Project State regulation or taxation affecting the Project, Sun-Ex will notify Solar Cell Owner, and the other owners of solar cells used in the Project (the “Project Default Notice”). Thirty (30) days thereafter, Majority Owners may:

(a) Request Sun-Ex to attempt relocation of the Solar Cell to an alternative but similar project. In such event, Sun-Ex will use commercially reasonable efforts to enter into an alternative project lease for the remainder of the Term, with terms and conditions that Sun-Ex determines, in its’ sole discretion, are reasonable for Solar Cells and Solar Equipment of such capacity and age in the commercial environment at that time. In such case, all relocation, engineering, installation, and other related expenses to constitute Project Expenses under this Cell Owner Agreement. If Sun-Ex notifies Solar Cell Owner that it is unable to enter into such a replacement lease or is unable to do so within 360 days of the Project Default Notice, this Cell Owner Agreement will terminate, or

(b) Terminate this Cell Owner Agreement.

28.2 In the absence of response to Project Default Notice by Majority Owners within the period specified in 28.1, Solar Cell Owner will be deemed to have elected to terminate this Cell Owner Agreement.

28.3 Sun-Ex may initiate and continue with any legal claims for damages or recovery, petitions for bankruptcy or liquidation, or other proceedings, whether through arbitration or a court system, on behalf of both Sun-Ex and the Solar Cell Owner upon the occurrence of an event described in a Project Default Notice.

28.4 The Solar Cell Owner, severally and on a pro rata basis (based on the Ownership Percentage), agree to indemnify and hold Sun-Ex harmless for any damages, costs and expenses resulting from such Project Lease early termination or Event of Abandonment.

28.5 The Solar Cell Owner will be bound by the election of Majority Owners pursuant to 28.1

29 Event of Loss.

29.1 Proceeds/Awards. Upon the occurrence of an Event of Loss, Sun-Ex shall proceed promptly to establish and collect all valid claims which may have arisen against insurers or others based upon such Event of Loss. Insurance Proceeds or other awards recovered by reason of an Event of Loss shall be placed in reserve and used solely to (i) repair, restore or replace the Project unless Section 29.3 applies, (ii) pay any unpaid portion of the Solar Cell Owner Rentals then due and owing or (iii) as otherwise provided in this Section.

29.2 Restoration Work. Except as provided in Section 29.1, Sun-Ex shall use commercially reasonable efforts to repair, restore, replace or rebuild the Project to substantially the same or better condition as existed immediately prior to such Event of Loss and in accordance with Prudent Industry Practices, applicable Legal Requirements, the Real Property Interest and any other Transaction Document, as applicable (the “Restoration Work”). Sun-Ex shall use commercially reasonable efforts to complete the Restoration Work as rapidly as possible, using commercially reasonable standards, after the insurance proceeds or other award become available.

29.3 Solar Cell Owners’ Right to Terminate. Majority Owners shall have the right to terminate this Cell Owner Agreement if there is an Event of Loss where:

(i) Sun-Ex and Majority Owners in good faith mutually determine that the reconstruction of an economically viable facility is not practicable, either because (A) the insurance proceeds or other award made available to Sun-Ex and Solar Cell Owner are not sufficient to repair such loss or damage (provided that in all events Sun-Ex shall have been in compliance with the insurance requirements set forth in this Cell Owner Agreement and the other Transaction Documents) or (B) such reconstruction cannot be carried out under applicable Legal Requirements, including then current building or zoning laws; or

(ii) such Event of Loss occurs during the last three (3) years of the Term.

Upon a termination of this Cell Owner Agreement pursuant to this Section any remaining insurance proceeds or other award held in reserve pursuant to Section 29.1 shall be applied as provided in Section 5. Following such payment, this Cell Owner Agreement shall automatically terminate.

29.4 Buy Out Option: The Consumer has the option at any time during the Term to purchase the Project (and all its component parts) (“the Sale Asset” for the purposes of this clause 29.4) from Sun-Ex and the Solar Cell Owner, and other owners of solar cells used in the Project (collectively “the Sellers”).

29.4.1 If the Buy Out Option is elected, the purchase price (“Purchase Price”) of the Sale Asset shall be equivalent to the purchase price at the proposed date of purchase as defined in in Schedule E (Buy Out Option Schedule).

29.4.2 The Buy Out Option shall be exercised by means of written notice from the Consumer to Sun-Ex. If the Consumer exercises the Buy Out Option, pursuant to notice given by Sun-Ex to the Sellers, a sale will automatically come into force and effect in terms of which the Consumer purchases the Sale Asset from the Sellers on the following terms and conditions:

(i) the resultant sale of the Sale Asset shall be on an “as is” basis with the Seller providing no warranties in connection with the Sale Asset other than those which may apply automatically by operation of any applicable laws;

(ii) Sun-Ex shall facilitate that the Consumer shall make payment of the Purchase Price in local currency free of any deductions, set-off or other withholding whatsoever, by way of electronic transfer of immediately available and freely transferable funds into the Account.

(iii) Once payment of the Purchase Price has been deposited into the Account, Sun-Ex will distribute, within 30 (thirty) days of receipt of the Purchase Price, less any Impositions and charges (including legal fees) into the Account, the Purchase Price to Sun-Ex and Solar Cell Owner, and other owners of solar cells used in the Project, according to Schedule E. Sun-Ex reserves the right to levy an administration charge associated with the management of the sale of the Sale Asset to the Consumer.

(iv) Sun-Ex shall deliver to the Consumer the Sale Asset “as-is” by such means of constructive delivery as may be appropriate;

(v) Sun-Ex shall deliver to the Consumer an invoice for the Purchase Price and all records of the Sale Asset’s operations and maintenance including any known defects and shall transfer any remaining manufacturer warranties on the Sale Asset or part thereof to the Consumer; and

(vi) ownership of and all risk in and all benefit to the Sale Asset shall transfer to the Consumer upon payment of the Purchase Price to Sun-Ex.

30 Quiet Enjoyment. Unless an Event of Default exists, Sun-Ex, upon payment of all Solar Cell Owner Rentals due and upon performance and observance of all of its covenants herein contained, shall peaceably and quietly have, hold, occupy, use and enjoy and shall have the full, exclusive and unrestricted use and enjoyment of, all of the Solar Cells during the Term.

31 Sun-Ex Covenants.

31.1 Affirmative Covenants of Sun-Ex. During the Term, Sun-Ex shall:

31.1.1 Payment of Liabilities and Taxes. Pay, when due, all of its liabilities, and timely file all tax returns and pay and discharge promptly all taxes, assessments and governmental charges and levies upon Sun-Ex or upon Sun-Ex’s income, profits or property, except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate cash reserves have been set aside therefor and enforcement of such contested indebtedness, liability or tax is stayed. Notwithstanding the foregoing covenant, the Solar Cell Owner shall indemnify and hold Sun- Ex harmless, on a pro rata basis (based on the Ownership Percentage) against any and all claims by any tax authority for any underpayment of sales, use, goods and services, value added or any other tax or levy and any penalties or interest levied thereon where such underpayment was made in the bona fide but mistaken belief that it was correct;

31.1.2 Project Documents. Comply with and maintain in full force and effect all Project Documents to which it is a party or under which Sun-Ex has assumed obligations in connection with an assignment of rights or payments thereto and exercise commercially reasonable efforts to enforce all of Sun-Ex’s rights against all applicable counterparties to the Project Documents; and

31.1.3 Compliance with Environmental Incentive Programs. Comply with all requirements of the Project State or utility and take all commercially reasonable actions necessary for Solar Cell Owner, to obtain the full benefits under any such programs, on a pro rata basis (based on the Ownership Percentage).

31.2 Negative Covenants of Sun-Ex.

31.2.1 During the Term, Sun-Ex shall not:

(i) Project Documents. From and after the Commercial Operation Date, without the Majority Owners’ consent, and to the extent it would have a Material Adverse Effect on the Project, (a) enter into or become obligated with respect to an additional Project Document or any other contract in relation to the Project, (b) enter into any extensions, renewals, restatements, consents, supplements or substitutions to or terminate any Project Document to which it is a party or (c) waive, or accept any waiver of, any material provision of any Project Document to which it is a party or grant any material consent thereunder (including permitting any assignment of any obligations of a counterparty to a Project Document), provided that in each case, Sun-Ex gives written notice to Solar Cell Owner at least ten days prior to executing such additional Project Document;

(ii) Name and Location; Fiscal Year. Unless thirty (30) days’ notice is delivered to Solar Cell Owner, which may be done on the Website, change its name, its jurisdiction of registration or incorporation, or principal place of business or voluntarily change its registration identification number in the Project State.

31.2.2 In addition, Energea shall have a veto right, notwithstanding anything to the contrary contained in this Cell Owner Agreement, precluding Sun-Ex from:

(i) Sale or Refinancing. The sale or refinancing the Project (other than pursuant to the Buy Out Option as provided for in this Cell Owner Agreement).

(ii) Replacement of Manager. The replacement of the existing Manager and/or the appointment of a new Manager.

(iii) Entering into or amendment of Definitive Agreement. Entering into or amending any of the Definitive Agreements.

32 Default. The occurrence of any of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

(i) if Sun-Ex fails to pay when due any Solar Cell Owner Rental, or any other amount due hereunder, and any such default shall continue for thirty (30) calendar days;

(ii) if Sun-Ex fails in any material respect to observe or perform any covenant, condition, agreement or obligation hereunder not addressed by any other event described in this Section, and, to the extent such failure is susceptible to cure, Sun-Ex shall fail to cure, correct or remedy such failure within thirty (30) calendar days after the receipt of notice thereof; provided, however, that if such failure cannot reasonably be cured within such thirty (30) calendar day period, no Event of Default shall exist hereunder so long as Sun-Ex commences to cure the failure and diligently completes the curing thereof within a reasonable period of time not to exceed an additional ninety (90) calendar days;

(iii) if Sun-Ex (i) institutes legal proceedings seeking liquidation or sequestration under any bankruptcy or insolvency law (the “Insolvency Law”) (save for in the case of Business rescue, which shall not be an Event of Default), or consents to the institution of proceedings seeking liquidation or sequestration against it; (ii) applies for or consents to the appointment of a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or (iii) admits in writing its inability to pay its debts generally as they become due; or if an if a final liquidation or sequestration order of Sun-Ex is granted by a court of competent jurisdiction;

(iv) if Sun-Ex shall liquidate, dissolve, sequestrate or terminate its existence.

33 Rights and Remedies.

33.1 Upon the occurrence of any Event of Default Solar Cell Owner, shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Solar Cell Owner of any other right or remedy allowed it by law:

(i) Majority Owners may terminate this Cell Owner Agreement by providing written notice of termination to Sun-Ex, in which event the Term shall end, and all right, title and interest of Sun-Ex hereunder shall expire on the date stated in such notice;

(ii) Majority Owners may enforce the provisions of this Cell Owner Agreement and may enforce and protect the rights of Solar Cell Owners hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Sun-Ex under any of the provisions of this Cell Owner Agreement;

(iii) Majority Owners may apply any security deposit or any portion thereof to cure any default; and

(iv) If this Cell Owner Agreement is determined to be a secured credit facility, Majority Owners may exercise all rights and remedies of a secured party under Legal Requirements.

33.2 No default in the performance of the terms, covenants or conditions of this Cell Owner Agreement on the part of Sun-Ex or Solar Cell Owner) shall be deemed to continue if and so long as Solar Cell Owner or Sun-Ex, as the case may be, shall be delayed in or prevented from remedying the same due to Force Majeure; but if and when the occurrence or condition which delayed or prevented the remedying of such default shall cease or be removed, it shall be the obligation of Solar Cell Owner or Sun-Ex, as the case may be, without further delay, to commence the correction of such default or to continue and complete the correction thereof within the cure periods set forth in Section 32, if any, which shall continue to run upon such cessation or removal. However, if the Force Majeure event causes a delay for more than one hundred eighty (180) days, Majority Owners may terminate this Cell Owner Agreement.

33.3 Such expenses owed by the Solar Cell Owners shall be Project Expenses and may be paid from the Consumer Rentals.

34 Termination of Lease for Sun-Ex’s Default. Upon a termination of this Cell Owner Agreement pursuant to Section 33, Sun-Ex shall, at the sole election of Sun-Ex (or its trustee, liquidator or receiver, as the case may be) EITHER promptly by notice to Solar Cell Owner quit and surrender the Solar Cells to Solar Cell Owner, without cost to Solar Cell Owner, (in which event Solar Cell Owner may, without demand and further notice, reenter and take possession of the Solar Cells, or any part thereof, and repossess the same as Solar Cell Owner’s former estate) OR elect to retain the Solar Cells and pay the equivalent fair market value thereof, to the Solar Cell Owner, the value of which shall be determined by the Expert (who shall act as expert and not as arbitrator) and whose valuation shall be final and binding upon the Parties. The obligations of Sun-Ex under this Cell Owner Agreement which arose prior to termination shall survive such termination.

35 Rights Upon Termination. In addition to any other rights Solar Cell Owner may have hereunder or under applicable Law, upon termination of this Cell Owner Agreement pursuant to Section 33, Majority Owners may:

(i) at the time of such termination, collect any unpaid Sun-Ex Rentals due hereunder, without any deduction, offset or recoupment whatsoever; and

(ii) require Sun-Ex to deliver to Solar Cell Owners, or otherwise effectively transfer to Solar Cell Owners, all security deposits, governmental approvals and permits, and all rights of possession or control Sun-Ex may have in all financing arrangements, plans, specifications and other technical documents or materials related to the Solar Cells.

36 Enforcement. No delay or omission by Solar Cell Owner to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.

37 Default by Solar Cell Owners. Solar Cell Owner shall be in default of this Cell Owner Agreement if Solar Cell Owner, or persons under the control or direction of Solar Cell Owner, fails to perform any material provision of this Cell Owner Agreement, Terms of Service, or any other Transaction Document that it is obligated to perform or if any of Solar Cell Owner’s representations or warranties is untrue or becomes untrue in any material respect, and if the failure to perform or the failure of such representation or warranty is not cured within thirty (30) calendar days after delivery of written notice of default has been given to Solar Cell Owner. If the default cannot reasonably be cured within thirty (30) calendar days, Solar Cell Owner shall not be in default of this Cell Owner Agreement if Solar Cell Owner commences to cure the default within such thirty (30) calendar day period and diligently and in good faith continues to cure the default until completion within a reasonable period of time, but in no event shall such period exceed ninety (90) calendar days.

38 Limitation of Liability. Sun-Ex’s liability to Solar Cells Lessors under or related to this Cell Owner Agreement shall be limited to direct, actual damages only. In no event shall Sun-Ex be liable to Solar Cell Owner for consequential, incidental, punitive, exemplary, special or indirect damages stemming from this Cell Owner Agreement; provided that nothing in this Section is intended to contravene any other remedies of Solar Cell Owner. Notwithstanding anything in this Cell Owner Agreement to the contrary, no member or manager of Sun-Ex nor any Affiliate thereof shall have any personal liability hereunder.

39 No Waiver. No indulgence granted by a Party to the other Party, or any failure of a Party to complain of any act or omission on the part of the other Party, no matter how long the same may continue, shall not be deemed to be a waiver by said Party of any of its rights hereunder. No waiver by either Party at any time, express or implied, of any breach of any other provision of this Cell Owner Agreement shall be deemed a waiver of a breach of any other provision of this Cell Owner Agreement or a consent to any subsequent breach of the same or any other provision. If any action by either Party shall require the consent or approval of the other Party, the other Party’s consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the cause of any subsequent occasion. In addition, Solar Cell Owner acknowledges that Sun-Ex may be required to obtain certain consents prior to responding to any request for Sun-Ex’s consent or approval hereunder. Except as expressly limited by the terms of this Cell Owner Agreement, all rights and remedies which a Party may have under this Cell Owner Agreement or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them whether exercised by said Party or not, shall be deemed to be in exclusion of any other; and two or more or all of such rights and remedies may be exercised at the same time.

40 Headings. The headings used for the various articles and sections of this Cell Owner Agreement are used only as a matter of convenience for reference, and are not to be construed as part of this Cell Owner Agreement.

41 Partial Invalidity/Severability. If any term, covenant, provision or condition of this Cell Owner Agreement or the application thereof to any Person or circumstances shall be declared invalid, void or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, provisions and conditions of this Cell Owner Agreement and their application to Persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of Sun-Ex and the Solar Cell Owner, and in the place of such invalid or unenforceable provision there shall be substituted a like, but valid and enforceable, provision mutually agreeable to Sun-Ex and the Solar Cell Owner which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of Sun-Ex and the Solar Cell Owner.

42 Binding Effect. This Cell Owner Agreement shall be binding on the Parties and their respective permitted successors and assigns.

43 Time of Essence. Time is of the essence in regard to the performance of Solar Cell Owner of its obligations pursuant to this Cell Owner Agreement. For the remainder, time shall not be of the essence.

44 Notices.

44.1 Notices to Solar Cell Owner will be in electronic mail, posted on the Website, or in Block-chain Information.

44.2 Notices to Sun-Ex shall be sent to info@thesunexchange.com.

44.3 Sun-Ex’s registered corporate address is:

192 Main Road, Muizenberg 2, Cape Town, RSA

44.4 Any Party may designate another addressee (and/or change its address) for notices hereunder by a notice given pursuant to this Section. Notices delivered personally will be effective upon delivery to an authorized representative of the Party at the designated address; notices sent by email will be effective upon delivery (provided that the required electronic receipt is received); notices sent by mail in accordance with the above paragraph will be effective upon execution by the addressee of the Return Receipt Requested.

45 Entire Agreement. This Cell Owner Agreement contains all the Parties’ agreements and may not be modified in any other manner than by an instrument in writing executed by Sun-Ex and the Majority Owners.

46 Governing Law. This Cell Owner Agreement shall be governed by and construed in accordance with the laws of the Republic of South Africa.

47 Relationship of Parties. Sun-Ex and the Solar Cell Owners expressly declare that, in connection with the activities and operations contemplated by this Cell Owner Agreement and the Project Lease, they are neither partners nor joint ventures, nor does a debtor-creditor, or any other relationship except as aforesaid, exist between them. Insofar as the provisions of the Project Lease constitute a stipulatio alteri in favour of Cell Owners, the Cell Owners irrevocably accept the benefits and obligations conferred on them by such Project Lease.

48 Tax Disclosure. Each Party (and any employee, representative or agent of any Party) may disclose to all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all other materials of any kind (including opinions or other tax analysis) that are provided to any Party relating to such tax treatment and tax structure (all such information that may be disclosed being the “Tax Information”). However, any such Tax Information is required to be kept confidential to the extent necessary to comply with any applicable tax law of South Africa or any other jurisdiction. For purposes of this provision, the Tax Information includes only those facts that may be relevant to understanding the purported or claimed income tax treatment or tax structure of the transactions contemplated hereby and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of either Party or its Affiliates, or any other third parties involved in any of the transactions contemplated hereby or any other potential transactions with any of the foregoing.

49 Security Interest of Solar Equipment Lessors. If, notwithstanding the intended characterization of Sun-Ex and the Solar Cell Owners set forth herein, this Cell Owner Agreement and its implementation, also in relation to the project Documents is determined by a court of law or any other Governmental Authority to be anything other than an Cell Owner Agreement in substance (for example, a sale and secured financing), Sun-Ex (i) grants Solar Cell Owner a security interest in the Solar Cells to secure all of its obligations under this Cell Owner Agreement and all other indebtedness at any time owing by Sun-Ex to Solar Cell Owner and (ii) shall take all actions needed to give notice of and to perfect such security interest.

50 Security Interest of Sun-Ex. Solar Cell Owner grants Sun-Ex a security interest in its Solar Cells to secure Solar Cell Owner’s obligations to Sun-Ex hereunder. If upon termination or expiration of this Cell Owner Agreement, the Solar Cell Owner has any outstanding payment obligations to Sun-Ex, Sun-Ex may exercise its rights and remedies as a secured creditor under applicable Law with respect to the Solar Cells.

Legal Consequences. The relationship between the Solar Cell Owner and Sun-Ex established by this agreement may have important and/or legal tax consequences for Solar Cell Owner who acknowledges and agrees that it is the responsibility of Solar Cell Owner to consult with its legal and tax advisors with respect to the legal and tax obligations hereunder.

51 Arbitration. Any dispute arising out of or in connection with this Cell Owner Agreement shall be referred to and finally resolved by arbitration. The Arbitration shall be held in Cape Town in accordance with the formalities and/or procedures settled by the Arbitrator, which may be in an informal and summary manner, that is, on the basis that it shall not be necessary to observe or carry out either the usual formalities or procedure or the strict rules of evidence, and otherwise subject to the provisions of the Arbitration Act 1965 (as amended and any statutory modification or re-enactment thereof) or, in the even that any Party to the dispute is domiciled outside of the Republic of South Africa, in accordance with the International Arbitration Act, 2017 (as amended and any statutory modification or re-enactment thereof). The language to be used in the arbitral proceedings shall be English. The arbitrator shall be a practicing advocate of not less than (15) fifteen years’ standing as agreed upon between the parties, or failing agreement with 14(fourteen) days of a Party declaring a dispute, appointed by the Chairperson of the Cape Bar Council (or its successor in title).

52 Binding on Estate. Upon the death of a Cell Owner who is a natural person, this Cell Owner Agreement will be binding on the estate of such deceased Cell Owner. Without limiting the rights of Cell Owners, each Cell Owner who is a natural person shall be entitled to determine in such Cell Owner’s last will and testament (or such other lawful and binding instrument) that the Solar Cells be transferred back to Sun-Ex, free of consideration, and/or that the revenue generated by the Solar Cells be donated to a charity of such Cell Owner’s choice after the death of such Cell Owner.

53 Good Faith. The Parties at all times agree to act in good faith towards each other in respect of the implementation of this Cell Owner Agreement. Without detracting form the generality of the aforegoing, should Energea become a Solar Cell Owner in the Project, it shall at all times act in good faith in regard to the exercise of its veto rights granted to it by Sun-Ex in terms of 31.2.2.

54 Conflict. In the event of a conflict between any of the provisions of this Cell Owner Agreement and The Terms of Service, the provisions of this Cell Owner Agreement shall prevail insofar as such conflict is concerned.

SIGNATURE PAGE

For:	SUN-EX (The Trustees for the time being of the Sun Exchange (SA) Bewind Trust (Master’s reference number: IT 001449/2020 (C))

who warrants that he / she is duly authorised thereto

Name:	Lisa Lyhne
Title:	Trustee
Date:	06/23/2021
Place:	Cape Town

For:	ENERGEA PORTFOLIO 3 AFRICA LLC (Registration Number 86-2564467)

who warrants that he / she is duly authorised thereto

Name:	Michael Silvestrini
Title:	Managing Partner
Date:	06/23/2021
Place:	Connecticut

Schedule A

RENTAL SCHEDULE

Consumer Rental Due shall be either (a) the fixed Consumer Rentals payable by the Consumer as agreed in the Project Lease, or (b) the amount payable by the consumer based on the Electricity Price charged per kilowatt-hour for energy consumed as calculated and determined pursuant to the provisions hereinafter:

Electricity Price Calculation

The Electricity Price equals

(i) the Electricity Price for the immediately prior Calculation Period, times

(ii) Adjustment Basis

for each applicable Calculation Period, as determined on the Calculation Date.

	Currency	Amount/Cell
Initial Electricity Price as of the Effective Date of this agreement, prior to any adjustment	USD	0.081

Adjustment Basis

The Adjustment Basis will be calculated as:

The percentage which is 1.00% plus the annual increase in the Consumer Price Index for the preceding 12 months for each applicable Calculation Period, as determined on the Calculation Date.

Consumer Price Index in this case is the United States of America’s consumer price index, as published by the US Bureau of Statistics https://www.bls.gov/cpi/

Solar Cell Owner Rental Calculation

As further defined in Section 6, Solar Cell Owner Rental is the lesser of

(i) Consumer Rental Due, and

(ii) Available Rental

for each applicable Calculation Period, as determined on the Calculation Date.

Consumer Rental Due Calculation

Save for in the event of fixed Consumer Rental as per (a) above, the Consumer Rental Due for system usage will be charged per kilowatt-hour for energy consumed as per (b) above. In the event of the latter, the Consumer Rental Due is

(i) the amount of energy used by the Consumer, as determined by the Sun-Ex, multiplied by

(ii) the Electricity Price

for each applicable Calculation Period, as determined on the Calculation Date.

For the avoidance of doubt, Consumer Rental Due is payable within 30 days of invoice.

Available Rental Calculation

As further defined in Section 6, Available Rental equals

(i) the balance of Consumer Rental Escrow Account, less

(ii) Project Expenses

for each applicable Calculation Period, as determined on the Calculation Date, per Schedule A.

Sch A-1

Schedule A

Calculation Per iod Start Date	Calculation Period End Date	Calculation Date
Initially the Commercial Operation Date, and thereafter the first calendar day of each month	The last calendar day of each month	Two Business Days following the Calculation Period Start Date

Sch A-2

Schedule B

DEFINED TERMS

In this Cell Owner Agreement, the following terms have the following meanings:

Term	Definition
Account	An Escrow Account granted by Sun-Ex for the purpose of enabling Persons satisfying international standard KYC, OFAC and Anti- Money Laundering (AML) regulatory requirements, and not involved in Impermissible Activity, to Order, Purchase, and Sell Solar Cells; to enter into Cell Owner Agreements; and to perform related activities

Account Balances	National and crypto currency balances in the Account

Account Holder	Any Person who establishes and maintains a valid Account

Affiliate	in relation to a Party, any corporate or other entity which is directly or indirectly controlled by such Party. For this purpose, a Party is deemed to control such entity if it (i) owns, directly or indirectly, at least 50 percent of the capital of the entity, or (ii) in the absence of such ownership interest, substantially has the power to direct or cause the direction of the management and set the policies of such entity

Agency Termination Payment	any Insurance Proceeds or other award (but only with respect to any portion of the Insurance Proceeds or other award not required to be used for restoration of the Project), or proceeds from a Taking (any such amount)

Available Rental	For the relevant Calculation Period, in the Project Currency, the funds on deposit in the Consumer Rental Escrow Account

Block-chain	A distributed database that maintains a continuously-growing list of records called blocks in an open ledger, providing a transparent and reliable basis for automated contracting and payments resulting from real-time commercial activity

Block-chain Information	Information we published by the Sun-Ex on Block-Chain

Business Days	Days on which commercial banks are open for business in the Republic of South Africa

Buy Out Option	The Consumers option to purchase the Project (and all its component parts) from the Sun-Ex and Solar Cell Owners.

Calculation Date	The date of calculation with respect to each Calculation Period, as appears in Schedule A

Sch.B-1

Schedule B

Term	Definition
Calculation Period	As appears in Schedule A, each time period for which Sun-Ex will calculate Available Rental, Project Expenses, Sun-Ex Rental, and other relevant quantities

Commercial Operation Date	the date that the Project Lease commences

Consumer Rental Escrow Account	a deposit account of Sun-Ex designated to receive and hold Consumer Rental on behalf of Solar Cell Owners

Consumer Rentals	the lease rental payments by the Consumer to Sun-Ex under the Project Lease, including payments by the Consumer for Early Energy consumed

Consumer Rental Due	As defined in Schedule A

Crowdsale	a campaign run through a Crowdsale Website to sell certain assets of a particular Project, whereby a Product Information Document and other information relevant to such Project is made accessible, to assist each Account Holder to determine whether the Purchase of a Solar Cell and entering into Cell Owner Agreement for such Project may be suitable

Crowdsale End	such time as Sun-Ex determines that the Target Cells Amount has been achieved

Crowdsale Website	the Website together with one or more Sun-Ex partner websites offering Sun-Ex products, Sun-Ex Services

Definitive Agreements	this Agreement and the Project Lease, the EPC Agreement, any O&M Agreement, insurance policies, any other documents, terms & conditions or agreements required by Sun-Ex to arrange for the financing of Project and offer of Solar Cells

Disruption Event	an event which gives rise to an alternative basis for settling a transaction, as defined in the International Swaps and Derivatives Association, Inc. 1998 FX and Currency Option Definitions

Early Energy	all or any energy that is available from the Project for consumption by the Consumer prior to the Commercial Operation Date

Elected Delivery	an Account Holder’s decision to not Deploy a particular Solar Cell in the Project, thereby obligating the Account Holder to collect the Solar Cell at the Project Site address

Sch.B-2

Schedule B

Term	Definition
Electricity Price	the amount of Project Currency per kilowatt hour to be paid by the Consumer during any Calculation Period

Eligible Currency	the Project Currency and other national and crypto currencies eligible for Purchase of Solar Cells for a Project, as indicated on the Crowdsale Website from time to time

Encumbrance	any mortgage, pledge, hypothec, lien, charge, encumbrance, lease, sublease, adverse possession, exercise of rights, security interest, easement, servitude or claim of any kind, including any of the foregoing arising under any conditional sale or other title retention agreement

Energea	Energea Portfolio 3 Africa LLC, a limited liability company incorporated in Delaware, USA, with place of business situated at 35 Noble Street, Brooklyn NY 11222

Environmental Laws	with respect to any legal or regulatory actions which include any proceedings that require or trigger Governmental Authority oversight, or Governmental Authority that governs any activity deemed to include toxic or hazardous waste or disposal activity associated with the Project

EPC	an engineering, procurement and construction company, responsible for design, purchase, and installation of the components of each Project

EPC’s Work	the construction and installation of the Project in accordance with (i) all applicable requirements of the Transaction Documents and (ii) all Legal Requirements

Escrow Account	a demand deposit account, attorney’s trust account, or wallet at the Escrow Bank, or other service providers to receive and hold payments, as the case may be, for which third party verification of conditions precedent is required for payments out of the account or wallet

Escrow Bank	the financial institution at which Sun-Ex holds Escrow Accounts for the purposes of receiving and paying funds in accordance with the Transaction Documents

Event of Abandonment	the cessation by the Consumer for a period of at least sixty (60) consecutive days of all or substantially all of the use of the Project; provided, however, that any such suspension or cessation that arises from an Event of Loss, applicable Legal Requirements, an event of Force Majeure, curtailment or failure to be dispatched, or other bona fide business reasons shall not constitute an Event of Abandonment, in each case, so long as Sun-Ex and the Consumer are taking commercially reasonable actions to overcome or mitigate the effects of the cause of suspension or cessation so that maintenance and/or operations, and use of the Project for its intended purpose, as the case may be, can be resumed, and Sun-Ex and the Consumer are providing each other with continued notice and requested information regarding such efforts

Sch.B-3

Schedule B

Term	Definition
Event of Loss	the occurrence of (a) any loss, damage or destruction of or to the Project (or a portion thereof) or the loss of use thereof by any cause, including due to a casualty event, Taking, theft or disappearance of the Project for more than thirty (30) days or (b) any “event of loss” or similar term, definition or concept

Expert	A professional valuer of good standing, with at least 15 years’ experience as such, appointed by the chairman (or his equivalent in standing) of the Professional Valuers Association, South Africa

Force Majeure	any event or circumstances (other than a lack of funds or finances) beyond the reasonable control of and without the fault or negligence of a Party which hinders or prevents such Party from performing despite using commercially reasonable efforts. It shall include such failure to perform due to: an act of God, war (declared or undeclared), sabotage, riot, insurrection, civil unrest or disturbance, military action, terrorism, civil strike, work stoppage, slow-down or lock-out, explosion, fire, earthquake, health pandemic, abnormal weather conditions, action of the elements, hurricane, flood, lightning, wind, drought, the binding order of any Governmental Authority (provided that such order has been resisted in good faith by all reasonable legal means), unavailability of fuel (including interruption of fuel transportation) or electricity from the utility grid, equipment, supplies or products, but not to the extent that any such unavailability of any of the foregoing results from the failure of the Party claiming Force Majeure to exercise reasonable diligence in connection therewith, or failure of equipment not utilized by or under the control of the Party claiming Force Majeure (provided that such equipment under no circumstances shall be any part of the Project)

Governmental Authority	any federal, state, parastatal, municipal, provincial or local governmental authority, agency, or other entity having jurisdiction over the Project’s existence, operation, or value or status as an asset

Hazardous Substance	any substance deemed to be hazardous and requiring other than normal commercially reasonable handling, processing or disposal as established by federal, state, municipal or local statute, authority or agency

ID	the unique identifying label for each individual Solar Cell

Sch.B-4

Schedule B

Term	Definition
Impermissible Activity	all and any activities prescribed by the Escrow Bank as impermissible

Impositions	all taxes and instalments of assessments, real estate taxes, personal property taxes, betterment assessments and all other impositions, ordinary and extraordinary, general and special, of every kind and nature whatsoever, as well as any payments in lieu of taxes, which may be levied, assessed, charged or imposed during the Term upon the Project or any part thereof (pursuant to the Real Property Interest or otherwise, including in respect of a sale of the Project or part thereof), or upon any improvements at any time situated thereon for each tax or instalment period (or portion of a period) included in the Term

Insurance	the insurance policies arranged by Sun-Ex, or related entities, with respect to the Project

Insurance Proceeds	the proceeds obtained under any insurance policy maintained with respect to the Project, net of the unreimbursed costs and expenses incurred in the collection of such proceeds

Law	as to any Person, any provision of any federal, state, municipal or local laws, ordinances, rules, regulations or requirements, including any order, judgment, decree, determination, or award of any court binding on such Person or any of its properties or to which such Person or any of its properties is subject

Legal Requirements	all Laws of all Governmental Authorities applicable to the Project

Material Adverse Effect	any change, circumstance or event that, in the aggregate, will (i) have a material adverse effect on Solar Cell Owners or Sun-Ex, the Real Property Interest or the Project, or (ii) have a material adverse effect on the ability of Solar Cell Owners or Sun-Ex to perform their respective obligations under the Cell Owner Agreement

Majority Owners	the Solar Cell Owners owning a majority of the Solar Cells

Manager	the party appointed by Sun-Ex, pursuant to a written management agreement, responsible for managing and overseeing the implementation and operation of the Project

Nominee	any entity, including a trust, nominated by Sun-Ex pursuant to clause 22, to assume all or any of the rights and obligations of Sun-Ex as contained in this Cell Owner Agreement

Non-Deliverable Substitute	replacement of a payment obligation by an obligation to pay with an alternative currency, as further defined in the International Swaps and Derivatives Association, Inc. 1998 FX and Currency Option Definitions. Unless otherwise specified in the Cell Owner Agreement and Project Lease, the default Non-Deliverable Substitute will be the U.S. Dollar

Sch.B-5

Schedule B

Term	Definition
O&M	any company charged with any O&M Services in respect of the Project and Consumer

Onboarding Compliance	with respect to a Person, confirmation of compliance with Know Your Customer, Anti-Money Laundering and OFAC requirements, and confirmation no Impermissible Activity has occurred

Operations and Maintenance Agreement	any agreement between Sun-Ex and a third-party to provide necessary services and oversight to ensure the continued and uninterrupted operations and output of the Project and overall performance of the Project as intended by the Cell Owner Agreement. Insofar as Sun-Ex or its Nominee performs any such service, Sun-Ex (or its Nominee) shall be entitled to reasonable remuneration in respect thereof

Ordered, Order	submission by an Account Holder to Sun-Ex via the Crowdsale Website an amount in an Eligible Currency with the intention of Purchasing one or multiple Solar Cells for the Project upon Crowdsale End

Ownership Percentage	The percentage of solar cells owned by the Solar Cell Owner in the Project, calculated by taking the number of Solar Cells owned by the Solar Cell Owner in the Project divided by the total number of Solar Cells in the Project, which ownership percentage is recorded in Schedule C hereto

Person	A natural person or any entity recognized by the law as separate and independent, with legal rights and existence including the ability to sue and be sued, to sign contracts, to receive gifts, to appear in court either by themselves or by lawyer and, generally, other powers incidental to the full expression of the entity in law

Personal Information	confidential information for personal identity verification and other information Sun-Ex requires to ensure Onboarding Compliance. Personal Information also includes confidential financial and transaction-related information required to complete the commercial transactions contemplated on the Crowdsale Website and Block-chain

Product Information Document	with respect to each Project, the proposal presented to prospective Solar Cell Owners with the details of the Project and corresponding Funding Crowdsale

Sch.B-6

Schedule B

Term	Definition
Project Currency	the currency denomination of the Project equipment purchase amount and Consumer Rental

Project Documents	the documents that detail and support the economics, permitting, construction, development, ownership, operations, siting, regulatory compliance or maintenance, which are relied on by the Party’s to meet and ensure compliance with the requirements of the Project Lease and the Cell Owner Agreement, including the Definitive Agreements

Project Expenses	as defined in section 6.1.3 read with section 6.3

Project State	the nation, state, or municipal area of the Project, for which Governmental Authority may be exercised

Prudent Industry Practices	those reasonable practices, methods and acts that (i) are commonly used to manage, operate and maintain assets or projects of the type that comprise or are comparable to the Project safely, reliably and efficiently at a particular time and in material compliance with applicable Laws, Legal Requirements, manufacturers’ warranties and manufacturers’ recommendations and (ii) in the exercise of reasonable judgment, skill, diligence and care in light of facts known at the time and are expected of an operator of assets or projects of the type that comprise or are comparable to the Project, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, Legal Requirements, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Transaction Documents. Prudent Industry Practice does not necessarily mean the optimum or best possible or any particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards

Purchase	valid purchase of a Solar Cell by an Account Holder via the Website

Real Property Interest	established via the Consumer’s having ownership title of the Site

Recapture Event	the loss of tax related benefits by the Owners as a result of default, early termination, or other cause that results in a government or other taxing authority taking back from the Owners, or other beneficial owner or recipient of a Tax Attribute related to the Project, of the Tax Credit or depreciation that Owners, or other beneficial owner or recipient of the Tax Attribute was relying on to achieve the economic value associated with investment in and ownership of the Project and Project, and which provided a material basis for their participation in the Lease

Sch.B-7

Schedule B

Term	Definition
RECs	certificates, green tags or other transferable indicia indicating generation of a particular quantity of energy from a renewable energy source by a renewable energy facility attributed to the Project created under a renewable energy, emission reduction or other reporting program adopted by a Governmental Authority, or for which a registry and a market exists; excluding, however, the Tax Credits

Repairs	all necessary or customary maintenance, replacements, renewals, alterations, additions and betterments made in the ordinary course of the operation of the Project, both structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, of every nature, kind and description

Site	the physical area at, on, or over which the Project is located, including all the equipment, egress, access and additional space as is reasonable to install, own, operate and maintain the Project as necessary under this Cell Owner Agreement, and as is otherwise described in more detail in the Real Property Interest

Smart Contracts	computer protocols on Blockchain that facilitate, verify, or enforce the negotiation or performance of a contract, or that make a contractual clause unnecessary. Smart contracts may be made partially or fully self-executing, self-enforcing, or both

Solar Cell Owner	Energea Global LLC with place of business at 35 Noble Street, Brooklyn NY 11222 (“Energea”).

Solar Cell Owners	all Persons, including Energea Global LLC, who own Solar Cells in the Project, together with Energea Global LLC, who on Sun-Ex’s Website did not opt out of the offer to lease his Solar Cells to Sun-Ex; and “Each Solar Cell Owner” shall mean each one of them.

Solar Cell Owner Rental	the lease rental amounts payable by Sun-Ex, or its nominee (as agent of Solar Cell Owners) to Solar Cell Owners in terms of the Cell Owner Agreement, with respect to the Solar Cells leased by the Solar Call Owners to the Consumer pursuant to the Project Lease

Solar Equipment	the balance of equipment in the Project excluding the Solar Cells, forming the surrounding infrastructure that enables the Solar Cells to generate and deliver solar energy to the Consumer under the Project Lease, including cabling, structures, components of modules excluding photovoltaic cells, mounting, inverters, optimizers, communication equipment, and meters

Sch.B-8

Schedule B

Term	Definition
Solar Energy Consumption	the amount of energy consumed by the Consumer during a Calculation Period, as measured in units of kilowatt hours

Standing Instructions	with respect to each Account, confidential payment and settlement instructions for each Eligible Currency, pre-determined by the Account Holder and provided to Sun-Ex. Standing Instructions are recorded by Sun-Ex as Personal Information

Sun-Ex Services	the various functions performed by Sun-Ex to inter alia facilitate the initial acquisition of Solar Cells, provide via the Sun-Ex Platform for Solar Cell and Solar Equipment acquisition, administration, management and communication, billing and invoicing, supplier appointments and thereafter collecting and distributing Consumer and Solar Cell Owner Rental payments

Target Cells Amount	number of Solar Cells for the Project that must be Ordered for in aggregate to achieve Crowdsale End, net of Solar Cells indicated for Elected Delivery

Tax Credits	tax credits that may be provided by taxing authority at any level with jurisdiction over the Project

Term	the term commencing on the Effective Date for the Project and ending on the day preceding the twentieth (20th) anniversary of the Commercial Operation Date, unless sooner terminated as provided herein

Third Party	any third party supplier of goods, data, or services to Sun-Ex or any designated and duly authorized sub-contractor of Sun-Ex

Transaction Documents	the documents which, taken together, enable and inform Sun-Ex and the Owners to enter into this Cell Owner Agreement and on which the terms and conditions of the Project’s development and Project’s ownership are detailed. These documents include this Cell Owner Agreement, the Real Property Interest agreement, the Definitive Agreements, and any documents to which Sun-Ex and the Solar Cell Owners are counterparties

User, Users	any Person who accesses, views, or downloads any information made available by us on the Crowdsale Website or the Block-chain for whatever purpose

Sch.B-9

Schedule B

Term	Definition
VAT	means Value-Added Tax, or any other consumption tax levied or imposed by a Governmental Authority

Website	www.thesunexchange.com or www.sunexchange.com

Sch.B-10

Schedule C

SOLAR CELL OWNER SCHEDULE

Solar Cell Owner	ENERGEA GLOBAL LLC
Address of Solar Cell Owner	35 Noble Street, Brooklyn NY 11222
Registration Number	86-2564467
Project Name	Nhimbe Fresh Packhouse & Cold Store
Project Address	1 Cascade Road, Marondera, Zimbabwe
Number of Solar Cells purchased	3,171
Total Number of Solar Cells of the Project	181,440
Ownership Percentage	1.74%
Value of Solar Cell purchased	ZAR 358,323
Member Account Number	64325
Order Number	28061
Date of Purchase	20 March 2021

SIGNED AND CERTIFIED BY SUN-EX ON Lisa Lyhne OF 20 Lisa Lyhne

Sch.C-1

Schedule D

ESCROW BANKS AND ESCROW ACCOUNTS

As amended from time to time

1	BANK ACCOUNTS

STANDARD BANK LIMITED

THE SUN EXCHANGE (SA) BEWIND TRUST

BRANCH: MIDRAND

ACCOUNT TYPE: CFC USD

BRANCH CODE: 1155

ACCOUNT NUMBER: 090 865 871

SWIFT ADDRESS: SBZAZAJJ

2	BITCOIN WALLET ACCOUNTS

16aMgHgd6wBQVHjoaUEsEeRqe89aX2sgzq

Sch.D-1

Schedule E

BUY OUT OPTION SCHEDULE

Year	Price Per Cell (USD)
1	7,13
2	6,43
3	6,15
4	5,90
5	5,63
6	5,34
7	5,01
8	4,64
9	4,22
10	3,74
11	3,18
12	2,67
13	2,23
14	1,84
15	1,51
16	1,19
17	0,90
18	0,63
19	0,37
20	0,14

Sch.E-1

HELLOSIGN

Audit trail

TITLE	Sun Exchange Energea - Cell Owner Agreement - Exhibit A -...
FILE NAME	Sun Exchange Ener...Nhimbe Fresh.docx
DOCUMENT ID	8598843c6440c0c79854ea460b2719940dee5798
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	Completed

Document history

SENT	**06 / 23 / 2021** 08:14:42 UTC	Sent for signature to Lisa Lyhne (lisa.lyhne@thesunexchange.com) and Mike Silvestrini (mike@energea.com) from finance@thesunexchange.com IP: 154.70.155.140
VIEWED	**06 / 23 / 2021** 08:55:52 UTC	Viewed by Lisa Lyhne (lisa.lyhne@thesunexchange.com) IP: 102.165.65.58
SIGNED	**06 / 23 / 2021** 08:56:35 UTC	Signed by Lisa Lyhne (lisa.lyhne@thesunexchange.com) IP: 102.165.65.58
VIEWED	**06 / 23 / 2021** 13:31:11 UTC	Viewed by Mike Silvestrini (mike@energea.com) IP: 73.218.152.70
SIGNED	**06 / 23 / 2021** 13:31:36 UTC	Signed by Mike Silvestrini (mike@energea.com) IP: 73.218.152.70
COMPLETED	**06 / 23 / 2021** 13:31:36 UTC	The document has been completed.

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